Exhibit 21

The details of our subsidiaries and variable interest entities are described below:

	Company name	Place and date of incorporation	Principal activities

1	Easecharm International Limited	British Virgin Islands January 21, 2009	Holds 100% equity interest of HKYD

2	Hong Kong Yidong Group Company Limited (“HKYD”)	Hong Kong April 12, 2005	Holds 100% equity interest of Xinyixiang and Joy City

3	Joy City Investment Limited	Hong Kong March 10, 2009	Holds 100% equity interest in Ningbo Yiqi

4	Xiamen Xinyixiang Modern Agricultural Development Co., Ltd. (formerly Xiamen Xinyixiang Catering Distribution Co. Ltd. (“Xinyixiang”)	PRC July 20, 2006	Holds 100% equity interests in Yikoule, provision of catering services and restaurant sales, and plantation and trading of agricultural products

5	Xiamen Yikoule Catering Distribution Co., Ltd. (“Yikoule”)	PRC September 26, 2003	Provision of catering services and restaurant sales

6	Ningbo Yiqi Supply Chain Management Co., Ltd. (“Ningbo Yiqi”)	PRC September 15, 2009	Provision of catering services and restaurant sales

7	Xiamen Yixinrong Fruit & Vegetable Market (“Yixinrong”)*	PRC January 6, 2009	Trading of fruits, vegetables and dry food products

8	Yiji (Longyan) Organic Agricultural Co., Ltd. (“Yiji Longyan”)	PRC September 9, 2010	Plantation and trading of agricultural products

* Represents variable interest entity (“VIE”).  A variable interest entity refers to an entity subject to consolidation using the provisions of Accounting Standards Codification (“ASC”) Topic 810-10-25, “Variable Interest Entity.”